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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                    FORM 11-K


(Mark One)

            [X]    ANNUAL REPORT PURSUANT TO SECTION 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                   For the fiscal year ended December 31, 1993

                                       OR

            [ ]    TRANSITION REPORT PURSUANT TO SECTION 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

             For the transition period from ----------to ----------


                          Commission file number 1-6522


           THRIFT-INCENTIVE PLAN OF THE FIRST NATIONAL BANK OF BOSTON
                        AND CERTAIN AFFILIATED COMPANIES
                            (Full title of the Plan)



               ---------------------------------------------------



                           BANK OF BOSTON CORPORATION
                                (Name of issuer)

                               100 Federal Street
                           Boston, Massachusetts 02110
                     (Address of principal executive office)


































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                                   SIGNATURES


   Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Committee and the Trustee have duly caused this annual report to be signed by the undersigned hereunto duly authorized.


                         THRIFT-INCENTIVE PLAN OF THE FIRST NATIONAL BANK OF BOSTON AND CERTAIN AFFILIATED COMPANIES


                         By:  /s/ IRA STEPANIAN
                              ----------------------------------------
                              Ira Stepanian, Chairman of the Committee


                              /s/ CHARLES K. GIFFORD
                              ----------------------------------------
                              Charles K. Gifford, Member


                              /s/ WILLIAM J. SHEA
                              ----------------------------------------
                              William J. Shea, Member


                              /s/ HELEN G. DRINAN
                              ----------------------------------------
                              Helen G. Drinan, Member


                              /s/ EDWARD G. RILEY, JR.
                              ----------------------------------------
                              Edward G. Riley, Jr., Member


                         THE FIRST NATIONAL BANK OF BOSTON, TRUSTEE


                         By:  /s/ JOHN SKOBER, JR.
                              -----------------------------------------
                              John Skober, Jr.
                              Senior Manager


June 28, 1994





























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                                  Exhibit Index





I. Consent of Independent Accountants





































































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                       CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
     Bank of Boston Corporation:

We consent to the incorporation by reference, in the registration statement of Bank of Boston Corporation on Form S-8 (Registration No. 33-23407), of our report dated May 13, 1994, on the audits of the financial statements of the Thrift Incentive Plan of The First National Bank of Boston and Certain Affiliated Companies (the "Plan") at December 31, 1993 and 1992, and for the years ended December 31, 1993 and 1992, which report is included in the Plan's 1993 Annual Report on Form 11-K.


                         By:  /s/ COOPERS & LYBRAND
                              -----------------------------------------
                              Coopers & Lybrnad


Boston, Massachusetts
June 23, 1994